Strategic Alliances Co-operation agreement

This agreement is made by the following parties :

Party A:.Shanghai Shenzhou New Energy Development Co., Ltd (hereinafter referred to as Side A)

Add: Room 315,K,Building 58,Lane 719,Sanlu Road, Shanghai, China

Legal representative: Bin Zhao

Party B.Tianjin Huan-Ou Semi-conduct Material Technology Co., Ltd (hereinafter referred to as Side B)

Add: 12 East Haitai Road, Huayuan Industrial Zone , Tianjin ,China

Legal representative: Daxin Lu

Party C.Perfectenergy (Shanghai) Co.,Ltd(hereinafter referred to as Side C)

Add. 479C Youdong Road, Xinzhuang , Shanghai , China

Legal representative :Wennan Li

Party D.Shanghai Solar Energy Engineering Technology Research Co.,Ltd (hereinafter referred to as SideD)

Add:555ShenNan Road, Shanghai, China

Legal representative :XiaoYuan

On December 15, 2006 in Shanghai. In the following strategic alliance co-operation agreement, the above four sides is called "the alliance".

1. **The Parties**

1.1 Party A is legally registered in Shanghai, specialized in the development of new energy technologies. It has the biggest solar module production facilities

in China, which is the only OEM manufacturer for Sharp in China, also it is a module manufacturer of best quality and lowest cost in all over world. It is a PV-project system integrator with much experience for long time, and is the rank 1 supplier for government procurement in the PV market.

1.2 Party B is a limited liability company founded legally and effectively continued in Tianjin, China. It has nearly 40-year professional experience in the intensive production and management of the semiconductor materials and the optoelectronic materials. With its own R&D and technologies, the company is the leading supplier of FZ semi-conductor silicon ingots and wafers in the industry not only in China, also in the world. The company possesses good reputation in the global semi-conductor industry; also it is the few Chinese enterprises who owns a lot of patents and independent intelligent property right in the silicon material industry.

1.3 Part C is limited company legally registered in Shanghai China, specialized in R&D, production and marketing of solar cells and modules. It has own technologies and know-how, especially in solar cells and related equipments. Right now, the company has the advantages of lowest investment, lowest production cost, most effective in the solar cells manufacture in China.

1.4 Part D is a photovoltaic R&D organization sponsored by Shanghai government, focusing on the development of the photovoltaic technologies and relative equipments. Through the organization, Shanghai government will launch the financial aids and projects in PV industry. Also the organization will take charge of the designing, consulting and supervision of photovoltaic demonstration application projects in Shanghai. Its long-term target is to become the most authority organization in photovoltaic R&D and policy consultant in China.

2. The Understanding of Global PV Industry

Basing on the strategic considering of the environmental protection and the energy problem, Japan, German and other advanced countries lead and push the rapid development of global photovoltaic industry and other renewable energy technologies. The energy crisis of the last few years, make more and more people realize the importance of developing renewable energy. That pushes the government of the advanced countries and the large energy-consuming countries (including China) to publish the renewable energy laws and the encouragement policy continuously. Those solid political and social foundation will keep fast growth over a long period for the photovoltaic industry. Therefore, in 10-20 years, the cost of photovoltaic electricity generating will compete with petrochemical energy. Solar energy industry will come to a new great development. In 10 years, of all of solar cells, the silicon solar cells combining with IC technologies will play the most essential role with a largest market shares in the renewable energy area.

The alliance four parties realize that:

(1) Because of the fast development in Chinese and global solar energy industry and industry chain, these result in scarcity of high pure poly-crystalline silicon supply since 2005 and will not alleviate at all in the period in future, but the market rule decides that global solar energy industry ,similar to any other new industry will return to normal and sane development circuit at last.

(2) Besides how to solve the supply shortage of high pure poly-silicon , and the long-term competition, the four parties will have to take the social responsibility to develop the technologies innovation and the products processing techniques especially in enhancing products performance, quality and other relative technologies at a lowest cost. All of these will mean the responsibilities also the competitive advantages and opportunity.

3. Construct the Strategic Alliance in Photovoltaic technology and Value Industry Chain in China

With every party's advantages in solar area, the four parties agree the following agreement to achieve sharing the advantages and the resources each other, getting more competitive and the success of each one:

4. The Target of the Alliance Co-operation

Basing on every party's advantages the alliance will target rank top in China and in the world in the R&D of PV technologies and the total scales.

Before 2010, the alliance will target:

1、 Complete the development of thin (≤100um)FZ silicon solar cell technologies, the conversion efficiency ≥22%;

2、 Form the industry value chain of 300MW annual yield;

3、 Concentrate on the market development, keep in the lead of Chinese market position, shoot at the share of the local market over 40%;

4、 Concentrate on the R&D of related material and equipment etc. and carry out localizing.

5. The Co-operation of the Alliance

5.1. Technologies:

Basing on the advantages of Part D's photovoltaic R&D, Part C and Part A's solar cell manufacturing and much projects experience from long periods, it will be realized to raise the conversion efficiency to 22%, average conversion efficiency to 18% in manufacturing, to be the technical leader in the solar cell product in China and to keep the step with international advanced level in same period.

Combining with Part B's unique advantage in material, carry on various

developments and application with new technical solar cells and actively. The new product includes(but unlimited in) high-efficiency FZ silicon solar cell, gather-lighted solar cell, nano solar cell.

5.2. Material and Resources:

Basing on Part B's professional advantage and good reputation in silicon ingot and wafer production, every party of the alliance will try their best to assist Part B to acquire sufficient high pure silicon material in their production.

International purchase funds will share together according to the inner part agreement of alliance.

The wafer produced by Party B should be provided to Party C and Party A with the inner partnership price which is lower than market price firstly

.

5.3. Products:

Exert Party C's cost advantage in solar cell production and Party A's advantage of module production in international market, strengthening both parties' division and cooperation.

The cells produced by Party C should be provided to Party A for module production with the inner agreement price lower than market price firstly.

5.4. PV Applications:

Exert Party A's professional technique and good reputation engaged in photovoltaic application projects, develop international and local application marketing with the co-operation of the alliance, be sure rank top in the domestic market, and carry out that the big contracts for oversea application projects.

6. The Harmony of Alliance

Every party of the alliance appoints a representative to constitute the contact group that handles the alliance inner affair. The group establishes a senior clerk which is responsible for calling each kind of coordination meeting, the

senior clerk is held of every party's representative by turn annually. The first senior clerk is appointed by Party A, after one year, by Party B, then Party C, Party D, according to this circular sequence, until the alliance dismissed.

7. The Alteration and Abeyance of the Alliance:

7.1 If there is new party willing to join the alliance, should acquire every party's approval, alliance can't increase new cooperation if there is a different idea of any party.

7.2 The period of validity is four years, if every part agrees to continue to cooperate consistently before the period of validity expires, then cooperation agreement will prolong for four years automatically.

7.3 If any party hopes to terminate the alliance in advance, then should acquire the member's consistent approval of the alliance.

7.4 Should any party of the alliance expect secession, the party ought to inform of other three parties ahead of thirty days. During the period, other three parties should make the ultimate decision whether the alliance is expired.

7.5 The alliance should be disbanded on condition whether any two parties of the alliance bring forward expiration at the same time, or, two parties in one year put forth secession .

8.Dispute Settlement /Troubleshooting

In the event of any dispute arising from the agreement or/and carrying out, firstly, four parties ought to settle through a kindly treaty. Otherwise, any one party reserves the right to appeal to Shanghai Arbitration Committee in term of relative regulations and procedure. Every party of this alliance is restricted by the final arbitrage. Expenses associated with arbitration should be assumed according to the correlative law.

9. Coming into Effect

This agreement is effective after signed and sealed by all the authorized delegates mentioned above. Each part of the alliance holds a quadruplicate of this agreement.

(Signature page)

Party A: Shanghai Shenzhou New Energy Development Co.,Ltd

Authorized representative:

Party B: Tianjin Huan-Ou Semi-conduct Material Technology Co., Ltd

Authorized representative:

Party C: Perfectenergy (Shanghai) Limited

Authorized representative:

Party D: Shanghai Solar Energy Engineering Technology Research Center Co.,Ltd

Authorized representative: